EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) dated as of October 20, 2022 (the “Effective Date”) amends the Employment Agreement, effective as of July 23, 2021 (the “Agreement”) by and between Twin Vee PowerCats Co. (the “Corporation”) and Joseph Visconti (“Executvie”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Corporation desires to amend the Agreement to change the target annual cash bonus to 120% of Executive’s then Base Salary.

NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Amendment.

Section 4(b) is hereby deleted in its entirety and replaced with the following:

“(b) Bonuses - Other Compensation. Executive shall be eligible to receive a target annual performance cash bonus of 120% of Executive’s then-Base Salary (“Annual Target Bonus”). Executive’s Annual Target Bonus is not guaranteed and will be based on the Company’s performance and/or Executive’s individual performance as determined by the Compensation Committee of the Board (the “Committee”) in its discretion. The actual payout for this award will be calculated based solely on achievement against performance measures approved by the Committee. Each year, specific targets will be approved by the Committee in the year’s first quarter and communicated to Executive following such approval. Performance against these goals will be assessed after year end, with payout made no later than March 15 of the year following the year in respect of which the bonus was earned, subject to Executive’s continued employment through the payment date. In addition, during the Term of this Agreement, the Board, in its sole discretion, may award additional compensation to Executive other than as specifically provided by this Agreement.

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Choice of Law. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to its conflict of laws principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Corporation:

TWIN VEE POWERCATS CO.

By:	/s/ Carrie Gunnerson
Name:	Carrie Gunnerson
Title:	Chief Financial Officer

Executive:

/s/ Joseph Visconti
Joseph Visconti